Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-4) of Chevron Corporation for the registration of its common stock and related Proxy Statement/Prospectus of Hess Corporation and to the incorporation by reference therein of our reports dated February 26, 2024, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Hess Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

New York, NY

March 28, 2024